UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 25, 2012 (September 21, 2012)

Whitestone REIT
(Exact name of registrant as specified in its charter)

Maryland	001-34855	76-0594970
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 South Gessner, Suite 500, Houston, Texas	77063
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code:   (713) 827-9595

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On September 21, 2012, Whitestone REIT (the "Company"), through a subsidiary of the Company's operating partnership, Whitestone REIT Operating Partnership, L.P. (the “Operating Partnership”), completed the acquisition of Village Square at Dana Park (“Dana Park”), a 310,979 square foot, 71% leased community center in Mesa, Arizona, plus an additional six developed pads consisting of an aggregate of 2.9 acres and an adjacent parcel of development land consisting of 4.7 acres. Dana Park was purchased from an unrelated third party, Village Square Dana Park Syndications Group, LLC, for approximately $50.5 million in cash and net prorations, which was funded using cash on hand and funds drawn against the Company's existing credit facility.

Item 7.01 Regulation FD Disclosure.

On September 25, 2012, the Company issued a press release announcing the acquisition of Dana Park. A copy of the press release is furnished as Exhibit 99.1 hereto.

The information being furnished pursuant to Item 7.01 shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. Such information shall not be deemed to be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits

(a)     Financial Statements of Businesses Acquired.

The financial statements that are required to be filed pursuant to this item will be filed by amendment no later than 71 days after the date on which this initial Current Report on Form 8-K is required to be filed.

(b)    Pro Forma Financial Information.

The pro forma financial information that are required to be filed pursuant to this item will be filed by amendment no later than 71 days after the date on which this initial Current Report on Form 8-K is required to be filed.

(d)    Exhibits.

Exhibit No.	Description
99.1	Whitestone REIT Press Release dated September 25, 2012.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Whitestone REIT Operating Partnership, L.P.
(Registrant)

September 25, 2012	/s/ DAVID K. HOLEMAN
(Date)	David K. Holeman Chief Financial Officer

EXHIBIT INDEX

99.1	Whitestone REIT Press Release dated September 25, 2012.